Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of December 31, 2010, by and among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the “Parent”), ARLINGTON TANKERS LTD., a Bermuda limited company (the “Borrower”), the Lenders party from time to time to the Credit Agreement referred to below (the “Lenders”) and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent.  Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, the Parent, the Borrower, the Lenders and the Administrative Agent are parties to an Credit Agreement, dated as of October 4, 2010 and amended on December 14, 2010 (as further amended, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms and conditions of this Second Amendment, the parties hereto wish to amend certain provisions of the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I.             Amendments to Credit Agreement.

1.           Section 8.03(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii)        the Parent may make, pay or declare Dividends, including Stock Buy-Backs; provided that for all Dividends paid pursuant to this clause (iii):

(A)         such Dividends are paid within 90 days of the declaration thereof;

(B)          no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time of declaration of such Dividends,

(C)          no Significant Default has occurred and is continuing (or would arise after giving effect thereto) at the time of payment of such Dividends,

(D)          prior to the Second Amendment Effective Date (x) Dividends paid in any fiscal quarter shall not exceed $0.01 per share, (y) such Dividends paid in respect of a fiscal quarter shall only be paid after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 7.01(a) and (b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter and (z) on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through (D) are satisfied, and

(E)           from and after the Second Amendment Effective Date (x) (I) if the Net Debt to EBITDA Ratio is greater than 6.00 to 1.00 as reflected in the financial statements for the most recently ended Test Period, the aggregate Dividends paid in respect of a fiscal quarter shall not exceed, for any Dividends, $0.01 per common share (with such amount to be adjusted for any stock dividends, stock splits and stock combinations issued after the Second Amendment Effective Date) of the Parent and (II) if the Net Debt to EBITDA Ratio is equal to or less than 6.00 to 1.00 as reflected in the financial statements for the most recently ended Test Period, the aggregate Dividends paid in respect of a fiscal year shall not exceed $30,000,000, (y) such Dividends paid in respect of a fiscal quarter shall only be paid after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 7.01(a) and (b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter and (z) on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the Chief Financial Officer of the Parent, certifying that the requirements set forth in clauses (A) through and including (C) and (E) are satisfied; provided that, for the avoidance of doubt, the limitations set forth in this clause (E) shall include any Dividends paid pursuant to clause (D) above for the fiscal year ending December 31, 2010.”

2.             Section 8.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.08           Net Debt to EBITDA Ratio.  The Parent will not permit the Net Debt to EBITDA Ratio on the last day of each fiscal quarter to be greater than the ratio set forth opposite such fiscal quarter; provided that in the event that a Non-Recourse Default has occurred and is continuing, this Section 8.08 shall be complied with both (x) including such Non-Recourse Subsidiary as a Subsidiary of the Parent and (y) excluding such Non-Recourse Subsidiary as a Subsidiary of the Parent:

FISCAL QUARTER ENDING	NET DEBT TO EBITDA RATIO
On the last day of each fiscal quarter from the Second Amendment Effective Date to and including September 30, 2011	8.75 to 1.00
December 31, 2011 and on the last day of each fiscal quarter thereafter	5.50 to 1.00

3.             Section 8.12(a) of the Credit Agreement is hereby amended by inserting the text “(other than a Non-Recourse Subsidiary)” immediately following the text “to issue” appearing in said Section.

4.             The definition of “Applicable Margin” appearing in Section 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Margin” shall mean a percentage per annum equal to (x) prior to the Second Amendment Effective Date, 3.00% and (y) initially from and after the Second Amendment Effective Date, 3.50%; provided that, from and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for the Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margin for such Loans (hereinafter, the “Adjustable Applicable Margin”) shall be those set forth below opposite the Net Debt to EBITDA Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Net Debt to EBITDA Ratio	Applicable Margin

Greater than 6.00 to 1.00	3.50%

Equal to or less than 6.00 to 1.00	3.00%

The Net Debt to EBITDA Ratio used in a determination of Adjustable Applicable Margin shall be determined based on the delivery of a certificate of the Parent (each, a “Quarterly Pricing Certificate”) by an authorized officer of the Parent to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of the Parent, which certificate shall set forth the calculation of the Net Debt to EBITDA Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Adjustable Applicable Margin which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences).  The Adjustable Applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margin (and thus commencing a new Start Date), the Adjustable Applicable Margin shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margin as so determined, the “Highest Adjustable Applicable Margin”).  Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margin shall be the Highest Adjustable Applicable Margin at all times during which there shall exist any Default or any Event of Default.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Net Debt to EBITDA Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is (x) less than that which would have been applicable had the Net Debt to EBITDA Ratio been accurately determined or (y) greater than that which would have been applicable had the Net Debt to EBITDA Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Net Debt to EBITDA Ratio for such period, and (i) in the case of clause (x) above, any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.07(a) as a result of the miscalculation of the Net Debt to EBITDA Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.07(a) at the time the interest or fees for such period were required to be paid pursuant to said Section on the same basis as if the Net Debt to EBITDA Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.07(c), in accordance with the terms of this Agreement) and (ii) in the case of clause (y) above, any windfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Section 2.07(a) as a result of the miscalculation of the Net Debt to EBITDA Ratio shall be credited to the Borrower against any future repayments of Loans and/or payment of interest.”.

5.             The definition of “Contingent Obligation” appearing in Section 1 of the Credit Agreement is hereby amended by deleting the text “leases, dividends or other obligations” immediately preceding the text “(“primary obligations”)” appearing in said definition.

6.             Section 1 of the Credit Agreement is hereby further amended by adding the following new definitions in correct alphabetical order:

“Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“End Date” shall have the meaning provided in the definition of “Applicable Margin”.

“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of December 31, 2010.

“Second Amendment Effective Date” shall have the meaning provided in the Second Amendment.

“Highest Adjustable Applicable Margin” shall have the meaning provided in the definition of “Applicable Margin”.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of “Applicable Margin”.

“Start Date” shall have the meaning provided in the definition of “Applicable Margin”.

II.            Miscellaneous Provisions.

1.             In order to induce the Lenders to enter into this Second Amendment, the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the Second Amendment Effective Date (as defined below) before and after giving effect to this Second Amendment and (ii) all of the representations and warranties contained in the Credit Agreement or the other Credit Documents are true and correct in all material respects on the Second Amendment Effective Date both before and after giving effect to this Second Amendment, with the same effect as though such representations and warranties had been made on and as of the Second Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2.             This Second Amendment is limited precisely as written and shall not be deemed to (i) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Credit Agreement or the other Credit Documents or any of the other instruments or agreements referred to therein, or (ii) prejudice any right or rights which any of the Lenders or the Administrative Agent now have or may have in the future under or in connection with the Credit Agreement, the Credit Documents or any of the other instruments or agreements referred to therein.

3.             This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of any executed counterpart of this Second Amendment by telecopy or electronic mail by any party hereto shall be effective as such party’s original executed counterpart.

4.             THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.             This Second Amendment shall become effective on the date (the “Second Amendment Effective Date”) when (i) the Parent, the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of pdf, facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip-Daniels (facsimile number: 212-354-8113 / e-mail address: myip@whitecase.com), (ii) the Borrower shall have paid a non-refundable cash fee in Dollars in an amount equal to 25 basis points (0.25%) on an amount equal to the Commitment of each Lender party hereto as in effect on the Second Amendment Effective Date (immediately prior to the occurrence thereof), which fee shall be earned by each such Lender and made payable to the Administrative Agent for distribution to such Lenders, (iii) the Borrower shall have paid to the Administrative Agent all outstanding fees and expenses in connection with the Second Amendment (including, without limitation, the fees and expenses of White & Case LLP) and (iv) the Borrower shall have delivered to the Lenders an appraisal report of a recent date (and in no event dated earlier than 30 days prior to the delivery thereof to the Lenders) in scope, form and substance, and from independent appraisers, reasonably satisfactory to the Administrative Agent, stating the then current fair market value of each of the Mortgaged Vessels on such date, the results of which shall be reasonably satisfactory to the Lenders.

6.             From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby on the Second Amendment Effective Date.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment as of the date first above written.

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey Pribor
Name:	Jeffrey Pribor
Title:	Chief Financial Office and Executive Vice President

ARLINGTON TANKERS LTD.

By:	/s/ Brian Kerr
Name:	Brian Kerr
Title:	Treasurer

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
Individually and as Administrative Agent and Collateral Agent

By:	/s/ Colleen Durkin
Name:	Colleen Durkin
Title:	First Vice President

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

SIGNATURE PAGE TO THE SECOND AMENDMENT TO CREDIT AGREEMENT, DATED AS OF THE FIRST DATE WRITTEN ABOVE, AMONG GENERAL MARITIME CORPORATION, ARLINGTON TANKERS LTD., VARIOUS FINANCIAL INSTITUTIONS AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

NAME OF INSTITUTION:

DnB NOR Bank ASA

By:	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:	/s/ Giacomo Landi
	Name:	Giacomo Landi
	Title:	Senior Vice President